UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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PLURALSIGHT, INC.

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Team,

I am reaching out with a brief update regarding our pending transaction with Vista. This morning we announced via a press release that we will open and adjourn today’s special meeting where shareholders have been asked to approve the transaction with Vista. The special meeting will be adjourned to 10:30 a.m., Mountain Time, on Tuesday, March 9, 2021.

We made the decision to adjourn the special meeting to allow additional time for shareholders to vote on the transaction. We also took this step so that we had the opportunity to discuss with Vista whether there is a potential path to completing the transaction on revised terms. Of course, there can be no assurance that these discussions will be successful or that they will result in any modifications to the currently contemplated transaction. In the meantime, we don’t intend to comment further on the status of these discussions.

I want you to know that this development has no impact on our strategy or operations. Please keep up the great work, and remain focused on your day-to-day responsibilities.

Thank you for your continued support and dedication to Pluralsight.

Aaron